EXHIBIT 99.1

February 11, 2010

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable Earnings

MIDLAND, TX – 02/11/10 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $167,145, or $0.09 per diluted share, for the quarter ending December 31, 2009, the Company’s third quarter of fiscal 2010.  This was a 27% increase from $131,501 for the same quarter of fiscal 2009.  Operating revenues in the third quarter of fiscal 2010 were $865,169, a 7% decrease from $927,644 for the third quarter of fiscal 2009.

The average sales price for the third quarter of fiscal 2010 was $5.25 per Mcfe, an increase of 1% compared to $5.19 per Mcfe for the third quarter of fiscal 2009.  Oil production increased 8% and gas production decreased 9% during the third quarter of fiscal 2010 as compared to the same period of fiscal 2009 due to a temporary shut-in of a gas property.

For the nine months ended December 31, 2009, the Company reported net income of $257,492, or $0.13 per diluted share, a 78% decrease from $1,181,405 for the same period of fiscal 2009.  Operating revenues were $2,269,640 for the nine month period, a decrease of 46% from $4,208,771 for the same period of fiscal 2009.  The average sales price for the nine months ended December 31, 2009 was $4.48 per Mcfe compared to $8.88 per Mcfe for the same period of fiscal 2009.  Gas production increased 7% and oil production increased 3% during the nine months ended December 31, 2009 as compared to the same period of fiscal 2009.

Mexco Energy Corporation owns oil and gas properties in ten states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts on increasing oil and natural gas reserves, through exploration and development as well as acquisition of royalties with significant development potential.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2009.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Executive Vice-President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiary
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	March 31,
	2009	2009
ASSETS
Current assets
Cash and cash equivalents	$167,853	$223,583
Accounts receivable:
Oil and gas sales	463,632	351,040
Trade	66,421	164,834
Related parties	4,383	1,687
Prepaid costs and expenses	32,414	36,610
Total current assets	734,703	777,754

Property and equipment, at cost
Oil and gas properties, using the full cost method	27,122,035	26,735,778
Other	69,733	61,362
	27,191,768	26,797,140

Less accumulated depreciation, depletion and amortization	13,857,489	13,066,014
Property and equipment, net	13,334,279	13,731,126
	$14,068,982	$14,508,880

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$357,355	$555,765

Long-term debt	990,000	1,400,000
Asset retirement obligations	474,359	440,011
Deferred income tax liabilities	925,741	1,185,494

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
1,975,866 and 1,962,616 shares issued; 1,891,866 and 1,878,616 shares outstanding as of
December 31, 2009 and March 31, 2009, respectively	987,933	981,308
Additional paid-in capital	5,747,420	5,617,620
Retained earnings	5,012,791	4,755,299
Treasury stock, at cost (84,000 shares)	(426,617)	(426,617)
Total stockholders' equity	11,321,527	10,927,610
	$14,068,982	$14,508,880

Mexco Energy Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2009	2008	2009	2008
Operating revenue:
Oil and gas	$857,035	$908,253	$2,248,789	$4,176,050
Other	8,134	19,391	20,851	32,721
Total operating revenues	865,169	927,644	2,269,640	4,208,771

Operating expenses:
Production	269,154	237,736	779,379	930,477
Accretion of asset retirement obligation	7,963	7,291	23,570	21,495
Depreciation, depletion, and amortization	252,940	271,530	791,474	751,337
General and administrative	198,527	193,102	628,941	674,002
Total operating expenses	728,584	709,659	2,223,364	2,377,311

Operating profit	136,585	217,985	46,276	1,831,460

Other income (expenses):
Interest income	100	110	328	1,117
Interest expense	(8,516)	(17,226)	(26,877)	(70,815)

Net other expense	(8,416)	(17,116)	(26,549)	(69,698)

Earnings before provision for income taxes	128,169	200,869	19,727	1,761,762

Income tax expense (benefit):
Current	21,988	67,057	21,988	538,187
Deferred	(60,964)	2,311	(259,753)	42,170
	(38,976)	69,368	(237,765)	580,357

Net income	$167,145	$131,501	$257,492	$1,181,405

Earnings per common share:
Basic	$0.09	$0.07	$0.14	$0.64
Diluted	$0.09	$0.07	$0.13	$0.61

Weighted average common shares outstanding:
Basic	1,891,866	1,874,866	1,884,598	1,836,999
Diluted	1,946,076	1,938,746	1,946,362	1,928,029